OPINION RE: LEGALITY
                                 Michael S Krome
                            8 Teak Court , Lake Grove
                                 New York, 11755
                                 (631) 737 8381
August  12,  2004

U.S.  Securities  and  Exchange  Commission
Division  of  Corporation  Finance
450  Fifth  Street,  N.W.
Washington,  D.C.  20549

Re:  B2Digital,  Inc.  -  Form  SB-2

Dear  Sir/Madame:

I have acted as counsel to B2Digital, Inc., a Delaware corporation ("Company"), in connection with its Registration Statement on Form SB-2 relating to the registration of 255,667,000 shares of common stock ("Shares"), $0.001 par value per Share, by a selling shareholder of the Company. In my representation I have examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Delaware, and that the Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

My  opinion  is  limited  by  and  subject  to  the  following:

(a) In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Delaware.

(b) In my examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

(c) My opinion is based solely on and limited to the federal laws of the United States of America and the Delaware Revised Statutes.

Sincerely,

/s/  Michael  S  Krome
Michael  S  Krome  ,  Esq.